2seventy bio Announces Sale of Hemophilia A Candidate and MegaTAL In Vivo Gene Editing Technology to Novo Nordisk for up to $40 million

- Divestiture Supports Company Focus on Development and Commercialization of Abecma -

CAMBRIDGE, Mass. — (BUSINESS WIRE)— June 26, 2024 —2seventy bio, Inc. (Nasdaq: TSVT), announced today the completion of an asset purchase agreement (“APA”) by Novo Nordisk. Under the terms of the APA, Novo Nordisk has acquired the Hemophilia A program and rights to 2seventy’s in vivo gene editing technology outside of oncology and gene editing for autologous or allogeneic cell therapies of immune cells for the treatment of autoimmune disease. The 2seventy bio team currently involved in the program will join Novo Nordisk and continue to advance the technology.

The program is based on the original research agreement, established in 2019, which focused on a gene editing therapy for people with Hemophilia A. 2seventy bio will focus exclusively on the commercialization and continued development of Abecma (idecabtagene vicleucel), its BCMA-targeted CAR T cell therapy for multiple myeloma, in collaboration with Bristol Myers Squibb (BMS).

“We are pleased to announce the completion of this APA with Novo Nordisk as we believe it will provide the appropriate resources for both the team and the science behind this important program,” said Chip Baird, CEO, 2seventy bio. “Novo Nordisk has been a valued partner over the past five years, and we are confident that under their leadership, the promise of developing a new treatment approach for patients living with Hemophilia A will continue to progress. We are extremely grateful to the 2seventy team members joining Novo Nordisk and thank them for their incredible work. In addition, the divestiture supports 2seventy’s exclusive focus on delivering Abecma to as many patients as possible.”

“I am excited that we are expanding our genome editing technology platforms at Novo Nordisk. We are devoted to developing therapies with a curative outlook, including our continued development of a next-generation in vivo genome editing program aiming to offer individuals living with Hemophilia A a lifetime free of factor replacement therapy,” said Karina Thorn, Novo Nordisk, Corporate Vice President, Global Nucleic Acid Therapies Research. “We have been working closely with 2seventy bio colleagues aligned with our collaboration and I am thrilled to welcome them to Novo Nordisk where we together will leverage the megaTAL technology for pioneering therapeutic applications.”

Under the terms of the agreement, 2seventy will potentially receive payments of up to $40 million. 2seventy will transfer the Hemophilia A program to Novo Nordisk and the existing collaboration agreement will terminate. Additionally, the divestiture will include transfer of 2seventy bio’s megaTAL technology and a license to underlying intellectual property.

About 2seventy bio
Our name, 2seventy bio, reflects why we do what we do - TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver the first FDA-approved CAR T cell therapy for multiple myeloma to as many patients as possible.

Importantly, we remain focused on accomplishing our mission by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day.
For more information, visit www.2seventybio.com.

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2seventy bio is a trademark of 2seventy bio, Inc.

Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of applicable laws and regulations. These statements include, but are not limited to: statements about the terms of the asset sale to Novo and our plans to focus on the commercialization and continued development of ABECMA. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, the risk that ABECMA will not be as commercially successful as we may anticipate; the risk that our strategic realignment to focus on the development and commercialization of Abecma may not be as successful as anticipated, may fail to achieve the anticipated cost savings, and may cause disruptions in our business that could make it difficult to achieve our strategic objectives; and the risk that we are unable to manage our operating expenses or cash use for operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 as supplemented and/or modified by our most recent Quarterly Report on Form 10-Q and any other filings that we have made or will make with the Securities and Exchange Commission in the future. All information in this press release is as of the date of the release, and 2seventy bio undertakes no duty to update this information unless required by law.

Investors:
Vicki Eatwell, CFO
vicki.eatwell@2seventybio.com

Jenn Snyder
Jenn.snyder@2seventybio.com

Media:
Jenn Snyder
Jenn.snyder@2seventybio.com